Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT


We consent to the incorporation by reference in this Registration Statement of Cedric Kushner Promotions, Inc. (the "Company") on Form S-8 of our audit report dated June 4, 2003 for the year ended December 31, 2002, which report includes an explanatory paragraph as to an uncertainty with respect to the Company's ability to continue as a going concern. It should be noted that we were dismissed as auditors on July 22, 2003 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements for periods ending after December 31, 2002.


/s/ Marcum & Kliegman LLP

New York, New York
January 14, 2005